, 1996                                     Note No.___________

                                 Go-Video, Inc.
                        10% CONVERTIBLE SUBORDINATED NOTE

                            $250,000 Principal Amount

Registered Owner:

         For value received, Go-Video, Inc., a Delaware corporation (the "Company"), grants the following rights to the registered owner of this Note.

         1. Interest. The Company promises to pay interest on the principal amount of this Note at the rate per annum shown above. Interest will accrue on the Note quarterly from the date the Note is issued (the "Note Issuance Date") and shall be calculated on the basis of the actual number of days in the interest accrual period for the Note and a 365-day year. The Company will pay the interest on each anniversary date following the issuance of the Note (the "Interest Payment Date"), provided that the Note has not as of such date been converted into shares of Common Stock of the Company, as provided below. If the
Note is converted prior to the Interest Payment Date, interest accrued but unpaid will be due and payable on the Conversion Date.

         2. Method of Payment. The Company will pay interest on the Note to the persons who are registered holders of the Note at the close of business 15 days preceding the Interest Payment Date. The Company will pay accrued interest in the form of shares of the Company's Common Stock. The number of shares of Common Stock to be issued for payment of accrued interest shall be based upon the average closing price of the Common Stock for the twenty trading days immediately preceding such anniversary date. In the event that fractional shares would be issuable, the Company shall pay the fractional amount with cash. Interest shall accrue on a quarterly basis.

         3. Registrar and Agent. The Company shall act as Registrar, Paying Agent, Conversion Agent, and agent for service of notices and demands. The Company may change the Registrar or any agent without notice. The address of the Company is 7835 East McClain Drive, Scottsdale, Arizona, 85260, attn: Chief Financial Officer.

         4. Limitations. The Note is a general unsecured obligation of the Company limited to $250,000 principal amount. The Note does not impose limitations on the ability of the Company to, among other things, make payments in respect to its Common or Preferred Stock, merge or consolidate with any other Person and sell, lease, transfer or otherwise dispose of its products or assets.

         5. Mandatory Forced Conversion of Note into Common Stock of the Company. The Company may, at its option, following the third anniversary of the
Note Issuance Date, require the conversion of the Note into shares of its Common Stock in accordance with the conversion provisions stated below.

         6. Notice of Redemption. Notice of redemption will be mailed at least ten (10) days prior to issuance by the Company of shares of Common Stock at the then applicable conversion rate. On and after the redemption date, interest ceases to accrue on the Note or portions thereof.

         7. Conversion. The Registered Owner may convert the Note into shares of
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Common Stock of the Company at any time after the Note  Issuance Date and before the close of business on any date fixed for redemption, provided that the holder notifies the Company with written notice via U.S. Mail, courier, or confirmed facsimile transmission of the intention to convert. The Note is convertible into 200,000 shares of the Company's Common Stock at $1.25 per share, or in such greater number as may be provided below. The Company may call for mandatory conversion at any time after the third anniversary of the issuance of the Notes by providing written notice of its intention to call for conversion to the holders ten (10) business days prior to the Conversion Date.

To convert the Note, the Registered Owner must (i) complete and sign the conversion notice, (ii) surrender the Note to the Conversion Agent, (iii) furnish appropriate endorsements and transfer documents if required by the Registrar or Conversion Agent, and (iv) pay any transfer or similar tax if required. Partial conversions are not permitted.

If the Company is a party to a consolidation or merger or a transfer or lease of all or substantially all of its assets, the right to convert the Note into shares of Common Stock may be changed into a right to convert it into securities, cash, or other assets of the Company or other Person.

         8. Conversion Price. Upon conversion of the Note, the Conversion Price shall be the lesser of the Stated Conversion Price of $1.25 per share or the Adjusted Conversion Price. The Adjusted Conversion Price shall be calculated as the greater of (i) seventy percent (70%) of the closing price for the Common Stock as reported on the American Stock Exchange on the trading day preceding receipt by the Company of Notice from the Holder of the intention to exercise its conversion privilege; (ii) the average closing price of the Common Stock for the ten (10) trading days immediately preceding receipt by the Company of Notice from the holder of the intention to exercise its conversion privilege; or (iii) $0.50 per share. The minimum and maximum number of shares of Common Stock per Note that will be issued upon conversion is 200,000 and 500,000, respectively. The Note must be converted in full.

         9. Subordination. This Note is subordinated to all other indebtedness, present or future, of the Company. To the extent and in the manner provided in the Note, other indebtedness must be paid before any payment may be made to any holders of Notes. Any holder by accepting this Note agrees to the subordination and authorizes any trustee or other agent to give it effect. The Note has liquidation priority over Common and Preferred Stockholders.

In addition to all other rights of other non-subordinated indebtedness, such indebtedness shall continue to be non-subordinated indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification, or waiver of any term of any instrument relating to non-subordinated indebtedness or extension or renewal of non-subordinated indebtedness.

         10. Persons Deemed Owners. The Registered Owner of a Note may be treated as its owner for all purposes.

         11. Amendment and Waiver. The terms of the Note may not be amended in a manner that would be adverse to the rights of the Note holder without the written consent of the Registered Owner. The Company may amend the terms of the Note to, among other things, cure any ambiguity, defect, or inconsistency or make any other change that does not adversely affect the rights of the Note holder.

         12. Successors. When a successor assumes all of the obligations of its predecessor under the Note, the predecessor will be released from those obligations.

         13. No Recourse Against Others. No stockholder, director, officer, affiliate, or incorporator, as such, past, present, and future, of the Company or any successor corporation shall have any liability for any obligation of the Company under the Note or for any claim based on, in respect of, or by reason of, such obligations or the creation. Each holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Note.

         14. Authentication. This Note shall not be valid unless the Chief Executive Officer and Corporate Secretary have signed the Note and caused to be placed on the Note the Corporate Seal.

         15. Transfer. This Note may be sold, transferred, or pledged only if the Company has been provided with an option of counsel satisfactory to the Company that such sale, transfer, or pledge is permitted by exemptions under federal and applicable state securities laws. Upon such transfer, the Registered Owner shall be listed on the Note transfer records of the Company.

         IN WITNESS  WHEREOF,  Go-Video,  Inc.  has signed this Note by its duly
authorized officers effective as of the ______ day of               , 1996.


                                               Go-Video, Inc.



                        By:     ________________________________________________
                                                Roger Hackett
                                Chairman, Chief Executive Officer, and President
ATTEST:


By:      ______________________________________
         Douglas Klein
         Vice President, Chief Financial Officer,
            Secretary and Treasurer


                              Note Conversion Form

To:      Go-Video, Inc.
Attn.    Chief Financial Officer

         The undersigned hereby requests that this Note be converted into shares of Common Stock as provided for in the terms of the Subscription Agreement and that a certificate for the appropriate number of shares of Common Stock be issued in the name of the undersigned and delivered to the at the address specified below.


Date:  _____________________________


By:    _____________________________

Printed Name: ______________________

Title: _____________________________

Address: ___________________________

         ___________________________

         ___________________________


Signature Guaranteed By: